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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of ATA Holdings Corp. and Subsidiaries for the Offer to Exchange $163,064,000 Senior Notes due 2009 for A Like Amount of Registered Senior Notes due 2009 and $110,233,000 Senior Notes due 2010 for A Like Amount of Registered Senior Notes due 2010 and to the inclusion therein of our report dated January 24, 2003, except for Note 20 as to which the date is February 11, 2004, with respect to the consolidated financial statements of ATA Holdings Corp. and Subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


February 11, 2004